PURCHASE AND SALE AGREEMENT


                                      among

                         SUGARBUSH RESORT HOLDINGS, INC.

                             AMERICAN SKIING COMPANY

                                       and

                            SUMMIT VENTURES NE, INC.






                          Dated as of September 7, 2001





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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE 1......................................................................1

   SECTION 1.1.  REAL PROPERTY.................................................1
   SECTION 1.2.  STOCK.........................................................1
   SECTION 1.3.  SKI AREA IMPROVEMENTS.........................................2
   SECTION 1.4.  PERSONAL PROPERTY.............................................2
   SECTION 1.5.  LICENSES AND PERMITS..........................................2
   SECTION 1.6.  BOOKS, RECORDS................................................2
   SECTION 1.7.  INTELLECTUAL PROPERTY.........................................2
   SECTION 1.8.  CONTRACT RIGHTS...............................................2
   SECTION 1.9.  CLAIMS, SUITS, ETC............................................3
   SECTION 1.10.  ACCOUNTS RECEIVABLE; DEPOSITS................................3

ARTICLE 2......................................................................3

   SECTION 2.1. CASH...........................................................3
   SECTION 2.2.  ACCOUNTS RECEIVABLE...........................................4
   SECTION 2.3.  OTHER ASSETS..................................................4

ARTICLE 3......................................................................4

   SECTION 3.1.  NO ASSUMPTION BY PURCHASER....................................4

ARTICLE 4......................................................................5

   SECTION 4.1.  PURCHASE PRICE................................................5
   SECTION 4.2.  PURCHASE PRICE ADJUSTMENTS....................................5
   SECTION 4.3.  ADJUSTMENT FOR TAXES, PREPAYMENTS AND DEPOSITS................6
   SECTION 4.4.  ADJUSTMENT FOR UTILITIES......................................6
   SECTION 4.5.  EMPLOYMENT PROVISIONS.........................................7
   SECTION 4.6.  TRANSFER TAXES................................................7
   SECTION 4.7.  ADJUSTMENT PAYMENT............................................7

ARTICLE 5......................................................................7

   SECTION 5.1.  CLOSING.......................................................7

ARTICLE 6......................................................................7

   SECTION 6.1.  CORPORATE ORGANIZATION........................................7
   SECTION 6.2.  AUTHORIZATION OF AGREEMENT....................................8
   SECTION 6.3.  COMPLIANCE WITH LAWS..........................................8
   SECTION 6.4.  CONSENTS AND APPROVALS........................................8
   SECTION 6.5.  LICENSES AND PERMITS..........................................8
   SECTION 6.6.  ENVIRONMENTAL MATTERS; HEALTH AND SAFETY......................9
   SECTION 6.7.  TITLE.........................................................9
   SECTION 6.8.  LITIGATION....................................................9
   SECTION 6.9.  WARRANTY OF PURCHASED ASSETS.................................10


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   SECTION 6.10.  SELLER NOT FOREIGN PERSON...................................10
   SECTION 6.11.  TAXES.......................................................10
   SECTION 6.12.  CONTRACTS AND COMMITMENTS...................................10
   SECTION 6.13.  INTELLECTUAL PROPERTY.......................................10
   SECTION 6.14.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.......................12
   SECTION 6.15.  BANKRUPTCY..................................................13
   SECTION 6.16.  FINANCIAL STATEMENTS........................................13
   SECTION 6.17.  ABSENCE OF CERTAIN CHANGES..................................13
   SECTION 6.18.  BROKERS.....................................................13
   SECTION 6.19.  GENERAL PROVISIONS REGARDING ARTICLE 6......................13
   SECTION 6.20.  CAPITALIZATION OF SUBSIDIARIES..............................14

ARTICLE 7.....................................................................15

   SECTION 7.1.  ORGANIZATION AND QUALIFICATION...............................15
   SECTION 7.2.  AUTHORITY....................................................15
   SECTION 7.3.  NO CONFLICTS.................................................15
   SECTION 7.4.  REQUIRED FILINGS AND CONSENTS................................16
   SECTION 7.5.  LITIGATION...................................................16
   SECTION 7.6.  BROKERS......................................................16
   SECTION 7.7.  GENERAL PROVISIONS REGARDING ARTICLE 7.......................16

ARTICLE 8.....................................................................16

   SECTION 8.1.  COMPLIANCE...................................................16
   SECTION 8.2.  NO MATERIAL ADVERSE CHANGE...................................17
   SECTION 8.3.  CLOSING DOCUMENTS............................................17
   SECTION 8.4.  PERMITS AND LICENSES.........................................18
   SECTION 8.5.  FAILURE TO DELIVER THE PURCHASED ASSETS BY THE FIRST
                 CLOSING DATE.................................................18
   SECTION 8.6.  LITIGATION AND REGULATORY ACTION.............................19
   SECTION 8.7.  FINANCING CONTINGENCY........................................19

ARTICLE 9.....................................................................19

   SECTION 9.1.  COMPLIANCE...................................................19
   SECTION 9.2.  CLOSING DOCUMENTS............................................19
   SECTION 9.3.  PAYMENT OF MONEY.............................................19
   SECTION 9.4. LITIGATION AND REGULATORY ACTION..............................20
   SECTION 9.5. REPLACEMENT BOND..............................................20
   SECTION 9.6.  LENDER APPROVAL..............................................20

ARTICLE 10....................................................................20

   SECTION 10.1.  CONDUCT OF BUSINESS.........................................20
   SECTION 10.2.  RISK OF LOSS................................................21
   SECTION 10.3.  ACCESS......................................................22
   SECTION 10.4.  CONSENT OF THIRD PARTIES....................................22
   SECTION 10.5.  INSURANCE COVERAGE..........................................22
   SECTION 10.6.  NO SOLICITATION; NO PUBLICITY...............................22


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   SECTION 10.7.  USE OF CUSTOMER LIST AND DATA...............................22

ARTICLE 11....................................................................23

   SECTION 11.1.  SELLER'S AND ASC'S INDEMNITY................................23
   SECTION 11.2.  PURCHASER'S INDEMNITY.......................................23
   SECTION 11.3.  METHOD OF ASSERTING CLAIMS..................................23
   SECTION 11.4.  ADDITIONAL INDEMNIFICATION PROVISIONS.......................25

ARTICLE 12....................................................................25

   SECTION 12.1.  TERMINATION.................................................25
   SECTION 12.2.  EFFECT OF TERMINATION.......................................26
   SECTION 12.3.  DAMAGES, EXPENSES AND FEES FOLLOWING CERTAIN TERMINATION
                  EVENTS......................................................26
   SECTION 12.4.  SPECIFIC PERFORMANCE........................................28

ARTICLE 13....................................................................28

   SECTION 13.1.  CONSENTS TO ASSIGNMENT BY THIRD PARTIES.....................28
   SECTION 13.2.  CONFIDENTIALITY.............................................29
   SECTION 13.3.  REPRESENTATIONS AND WARRANTIES..............................29
   SECTION 13.4.  FURTHER ASSURANCES..........................................29
   SECTION 13.5.  PURCHASE PRICE ALLOCATION...................................29
   SECTION 13.6.  AMENDMENT...................................................29
   SECTION 13.7.  GOVERNING LAW; SEVERABILITY.................................29
   SECTION 13.8.  RETENTION OF BOOKS AND RECORDS..............................30
   SECTION 13.9.  WAIVER......................................................30
   SECTION 13.10.  HEADINGS...................................................30
   SECTION 13.11.  COUNTERPARTS...............................................30
   SECTION 13.12.  NOTICES....................................................30
   SECTION 13.13.  BENEFIT....................................................31
   SECTION 13.14.  EXPENSES...................................................31
   SECTION 13.15.  PUBLIC ANNOUNCEMENT........................................32
   SECTION 13.16.  THIRD PARTY BENEFICIARIES..................................32
   SECTION 13.17.  NOTICES UNDER 32 V.S.A. 3260(A) AND 21 V.S.A. 1322(B)......32
   SECTION 13.18.  ENTIRE AGREEMENT; INTERPRETATION...........................32
   SECTION 13.19.  TIME OF THE ESSENCE........................................32


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Exhibits

Exhibit "A"          -     Escrow Agreement
Exhibit "B"          -     Opinion of Counsel to Seller
Exhibit "C"          -     Opinion of Counsel to Purchaser
Exhibit "D-1"        -     Specimen Gift Certificate
Exhibit "D-2"        -     Specimen Ski Coupon

Schedules

Schedule 1.1 - Real Property
Schedule 1.3 - Ski Area Improvements
Schedule 1.4 - Personal Property
Schedule 1.5 - Licenses and Permits
Schedule 1.7 - Intellectual Property
Schedule 1.8 - Contract Rights
Schedule 2.3 - Other Assets
Schedule 3.1 - Assumed Liabilities
Schedule 3.1A -  Assignment and Assumption Agreement
Schedule 4.2A - Purchase Price Adjustments (Castlerock Lift)
Schedule 4.2B - Purchase Price Adjustments (Remediation Efforts under Permits and Licenses)
Schedule 4.2C - Purchase Price Adjustments (Capital Expenditures)
Schedule 4.5 - Employees Not Hired by Purchaser
Schedule 6.3 - Compliance with Laws
Schedule 6.4 - Consents and Approvals
Schedule 6.6 - Environmental Matters; Health and Safety
Schedule 6.7 - Title
Schedule 6.8 - Litigation
Schedule 6.9 - Warranty and Purchased Assets
Schedule 6.11 - Taxes
Schedule 6.13 - Intellectual Property
Schedule 6.14 - Employee Benefit Plans; Labor Matters
Schedule 6.20 - Capitalization of Subsidiaries
Schedule 8.3 - Real Estate Encumbrances to be Discharged
Schedule 10.1(b) - Conduct of Business




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                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (the "Agreement") is by and among SUGARBUSH RESORT HOLDINGS, INC., a Vermont corporation ("Seller"), AMERICAN SKIING COMPANY, a Delaware corporation and the sole shareholder of Seller ("ASC"), and SUMMIT VENTURES NE, INC. ("Purchaser"), a Delaware corporation.

                                   Background

         Seller owns and operates businesses engaged in the ski, lodging and recreation business and related activities at the ski resort known as Sugarbush, including operating the ski areas known as Lincoln Peak and Mt. Ellen, an eighteen-hole golf course, and a hotel and associated facilities known as the Sugarbush Inn (collectively the "Business"). Seller is willing to sell to Purchaser and Purchaser is willing to purchase from Seller certain of the assets, real estate, and shares of stock used by Seller in the Business, upon the terms and conditions set forth herein. To induce Purchaser to purchase such assets, ASC has agreed to join with the Seller in making certain representations, warranties, covenants and agreements, all as more particularly set forth in this Agreement below.

                           N O W , T H E R E F O R E ,

         In consideration of the premises and the mutual covenants and agreements herein set forth, and in reliance on the representations and warranties contained herein, the parties hereby agree as follows:

                                    ARTICLE 1

                                Purchase and Sale

         Seller hereby agrees to sell, assign, convey, transfer and set over to the Purchaser and Purchaser hereby agrees to purchase, acquire and accept delivery from Seller on the First Closing Date (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement, all of Seller's rights, title and interest in and to the following assets (other than the MWC Stock) ("Purchased Assets") and, in accordance with Section 5 hereof, on the Second Closing Date (as hereinafter defined), all of Seller's rights, title and interest in and to the MWC Stock (as hereinafter defined):

         Section 1.1. Real Property. All real property owned by Seller, together with all buildings and other improvements located thereon, including without limitation the real property described in Schedule 1.1; together with all leasehold interests, surface, air and mineral rights, easements, rights of way, water or riparian rights and appurtenances and beneficial interests of any nature belonging to Seller, which are appurtenant to, adjoining or adjacent to such real estate, including any interest in adjoining or adjacent highways, roads, streets and lanes, whether public or private, used by Seller for the benefit of such real estate, and including all development rights owned by Seller (all such real estate being hereinafter referred to as the "Real Estate").


         Section 1.2. Stock. All right, title and interest of Seller in and to any and all other corporations, partnerships, limited liability companies or other entities in which Seller may have an interest, including, without limitation:


         (a) the capital stock ("Restaurants Stock") of Sugarbush Restaurants, Inc. ("Restaurants");

         (b) the capital stock ("Club Sugarbush Stock") of Club Sugarbush, Inc. ("Club Sugarbush");

         (c) the capital stock ("MWT Stock") of Mountain Wastewater Treatment, Inc. ("MWT"); and

         (d)      the capital stock ("MWC Stock") of Mountain Water Company
                  ("MWC").

(Restaurants, Club Sugarbush, MWT and MWC are hereinafter collectively referred to as the "Subsidiaries").

         Section 1.3. Ski Area Improvements. All buildings (including, without limitation, lift buildings, base lodges, golf center, the Sugarbush Inn, sports center, commercial condominium units, service buildings and pumphouse buildings), structures, lifts, towers, snowmaking equipment, fixtures and other improvements owned by the Seller which are utilized in any way in the operation of the Lincoln Peak or Mt. Ellen resorts (collectively the "Ski Areas"), including those disclosed in Schedule 1.3 (the "Ski Area Improvements").


         Section 1.4. Personal Property. All inventory, rental inventory, supplies, materials, computers, software, phone equipment, vehicles, groomers, machinery and equipment, furniture and other personal property of any nature whatsoever (including any leasehold interests in the same) owned by Seller which are utilized in any way in the operation of the Business, including without limitation the personal property disclosed in Schedule 1.4 (the "Personal Property").


         Section 1.5. Licenses and Permits. All right, title and interest in, and all rights and benefits under, any and all transferable governmental licenses, permits and approvals owned or held by Seller and relating to the Purchased Assets or the Business, activities or enterprises operated or engaged in at, or in any way involving, the Purchased Assets, including but not limited to the licenses and permits listed on Schedule 1.5 ("Assumed Permits").


         Section 1.6. Books, Records. All books, records, reports, studies, data and other information owned by or under the control of Seller relating in any way to the Business or the Purchased Assets ("Records") including, without limitation all right, title and interest in and to the list of Seller's customers, whether in possession of Seller or ASC or any affiliates of ASC, subject, however, to the Seller's continued retention of certain rights as to its customer list under the provisions of Section 10.8, but excluding the corporate minute books, stock transfer ledger and accounting records of Seller, provided that copies of the accounting records shall be made available to the Purchaser at the Purchaser's request.


         Section 1.7. Intellectual Property. All rights to any trademarks, tradenames, servicemarks (whether or not registered), registrations thereof, applications for registration, copyrights (whether or not registered) and any applications for registration, relating to or associated with the Business, including without limitation those disclosed on Schedule 1.7 and excluding such of the foregoing as are designated as excluded from this transaction on Schedule
1.7 ("Intellectual Property Rights").


         Section 1.8. Contract Rights. All of the right, title and interest of Seller or any Subsidiary in, to or under any and all contracts, agreements, leases and commitments, and all amendments, extensions, renewals, substitutions and replacements thereof, necessary for or relating to, the Purchased Assets or


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the business, including the contracts identified on Schedule 1.8 as "Assumed
Contract," and specifically excluding the contracts identified on Schedule 1.8 as "Non-Assumed Contract."


         Section 1.9. Claims, Suits, Etc. All claims, suits, and causes of action that Seller or any Subsidiary has against third parties with respect to the Business or Purchased Assets, including, without limitation, any rights or claims arising from manufacturer warranties with respect to machinery and equipment included in the Purchased Assets; provided, however, that any claims, suits and causes of action, known or unknown, that Seller or any Subsidiary may have against ASC or any of its direct or indirect subsidiaries shall be released and forever discharged, effective as of the Closing Date, without further action by Seller or any subsidiary; provided, further, that nothing contained herein shall vitiate any of Purchaser's rights pursuant to Article 11 hereof.


         Section 1.10. Accounts Receivable; Deposits. All of Seller's and the Subsidiaries' accounts receivable for services to be performed or for the use of any of the Purchased Assets on or after the Closing and all deposits, prepaid amounts and refunds, including, without limitation, all amounts actually received by Seller for single-resort season ski passes and related programs being promoted in current marketing materials (copies of which have been made available to Purchaser) at the Ski Areas for the 2001-02 ski season, all amounts received by MWT or MWC in advance billings for services to be provided after the Closing, a prorated portion of all amounts received by Seller prior to the Closing for memberships at Sugarbush Health & Racket Club extending beyond the Closing Date, and all amounts actually received by Seller for lodging at the Business after the Closing. In further consideration of the assumption by Purchaser of certain of the liabilities disclosed in Schedule 3.1 hereof, within fifteen (15) days after the end of each calendar month ending following the Closing Date, Seller or ASC shall remit to Purchaser: (a) any amounts actually received during such calendar month by Seller (or its affiliates, as applicable) described in the immediately preceding sentence; (b) the face amount of any gift certificates issued by Seller (or its affiliates) on or prior to the Closing Date with respect to the Business which are presented to and honored by Purchaser and which were valid and unexpired when presented and honored; and (c) the face amount of any valid and unexpired coupons issued by First USA/Visa prior to the Closing Date and which are presented to and honored by Purchaser with respect to ski tickets at the Business. Attached hereto as Exhibits D-1 and D-2, respectively, are true and correct specimens of the gift certificate issued by Seller and the coupon issued by First USA/Visa for use at the Ski Areas in the 2001-02 ski season.

         It is the intention of Seller and Purchaser that the foregoing description of the Purchased Assets be construed broadly so as to identify any and all real, personal or mixed property and property interests, of any nature whatsoever, owned by the Seller that constitutes, relates to or is in any way associated with the Business, other than Excluded Assets (as hereinafter defined).

                                    ARTICLE 2

                                 Excluded Assets

         The assets listed below shall be excluded from the Purchased Assets (the "Excluded Assets"):

         Section 2.1. Cash. All of Seller's cash on hand and any cash equivalents in the form of bank accounts, investment securities (other than the Restaurants Stock, the Club Sugarbush Stock, the MWC Stock and the MWT Stock) and other deposits, prepaid expenses and refunds, excepting those identified in
Section 1.10.



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         Section 2.2. Accounts Receivable. Except as otherwise specifically provided in Section 1.10, all of Seller's accounts receivable.


         Section 2.3. Other Assets. Assets disclosed on Schedule 2.3, if any.

                                    ARTICLE 3

                          No Assumption of Liabilities

         Section 3.1. No Assumption by Purchaser. Except for the liabilities of Seller and the Subsidiaries assumed by Purchaser as disclosed on Schedule 3.1 hereof ("Assumed Liabilities") and the liabilities of ASC under certain 90 day equipment leases and contracts (the "90-Day Assumed Contracts") as they relate to the Business (as identified on Attachment 1 to the Assignment and Assumption Agreement attached hereto as Schedule 3.1A), Purchaser does not, and shall not be obligated to, assume or become liable for any of ASC's, Seller's or the Subsidiaries' liabilities, obligations, debts, contracts or other commitments whatsoever, whether known or unknown, fixed or contingent, now existing or hereafter arising, including, without limitation, the following excluded liabilities:

         (a) All liabilities for federal, state, local and foreign income, sales, property or other taxes of Seller or the Subsidiaries, for employee FICA taxes or employer FICA and unemployment taxes, for taxes (including sales and use taxes) arising prior to the Closing, and any liabilities for franchise taxes or license fees of Seller or the Subsidiaries;

         (b) All liabilities of Seller or the Subsidiaries under leases, contracts, insurance policies, commitments, sales orders, purchase orders, permits, licenses and governmental orders, directives and agreements which are not Assumed Liabilities and any liabilities for retrospective or similar insurance premium adjustments;

         (c) All liabilities of Seller or the Subsidiaries pertaining to its or their employees, including without limitation, liabilities to pay severance benefits to employees of Seller or the Subsidiaries, any liabilities of Seller or the Subsidiaries under COBRA and other similar laws applicable to terminated employees, all accrued and unpaid salaries, wages, bonuses, and like payroll items which are owed to employees of Seller or the Subsidiaries as of the Closing Date, any liabilities arising out of or in connection with any employee welfare and pension benefit plans of Seller or the Subsidiaries; any liabilities for medical, dental and disability (both long-term and short-term) benefits, whether insured or self-insured, accruing or based upon exposure to conditions, or aggravation of disabilities or condition in existence on or prior to the Closing Date or for claims incurred or disabilities commencing prior to the Closing Date; and

         (d)      Any liabilities (whether asserted before or after the Closing
                  Date) for any breach of a representation, warranty, or covenant, or for any claim for indemnification, under any of the contracts assigned pursuant to Section 1.8 hereof to the extent that such breach or claim arose out of or by virtue of Seller's (or the Subsidiaries') performance thereunder prior to the Closing Date, it being understood that, as between the


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

                  parties hereto, this Subsection (d) shall apply notwithstanding any provisions which may be contained in any form of consent to the assignment of any such contract or document which, by which its terms, imposes such liabilities upon the Purchaser and which assignment is accepted by Purchaser notwithstanding the presence of such a provision, and that failure of Seller or the Subsidiaries to discharge any such liability shall entitle the Purchaser to indemnification in accordance with the provisions of Article 11.

At Closing, Purchaser and ASC shall enter into the Assignment and Assumption Agreement attached hereto as Schedule 3.1A, under which ASC shall assign, and Purchaser shall assume, the 90-Day Assumed Contracts as they relate to operations of the Business.

                                    ARTICLE 4

                                Purchase and Sale

         Section 4.1. Purchase Price. In consideration of Seller's sale, assignment and transfer of the Purchased Assets to Purchaser and Seller's agreement to perform the terms, covenants and provisions of this Agreement on its part to be performed, at Closing, (as hereinafter defined), Purchaser will assume the Assumed Liabilities, and will pay to Seller the following amounts in the manner and upon the conditions specified below (the "Purchase Price"):

         (a) Deposit. Upon the execution of this Agreement Six Hundred Twenty Thousand Dollars ($620,000.00) (the "Escrowed Deposit") shall be deposited with First American Title Insurance Company, Boston, Massachusetts, as Escrow Agent, pursuant to the Deposit Escrow Agreement dated as of the date hereof among Purchaser, Seller and Escrow Agent and Two Hundred and Fifty Thousand Dollars ($250,000) (the "Seller Deposit" and, together with the Escrowed Deposit, the "Deposit") shall be delivered to Seller.

                  If the First Closing shall occur, the Seller Deposit plus $320,000 of the Escrowed Deposit together with any earnings on the Deposit to the First Closing Date (as defined in Article
                  5) shall be paid to Seller at the First Closing, to be credited against the portion of the Purchase Price attributable to the Purchased Assets other than the MWC Stock. The remainder of the Escrowed Deposit shall continue to be held in escrow by the Escrow Agent and Seller shall deliver to the Escrow Agent, on the First Closing Date, an executed stock power and the MWC Stock to be held in escrow pending the Second Closing. If the Second Closing shall occur, Purchaser shall pay to Seller at the Second Closing Three Hundred Thousand Dollars ($300,000) as that portion of the Purchase Price allocated to the MWC Stock and the remainder of the Escrowed Deposit, together with any earnings thereon, shall be returned to Purchaser at the Second Closing.

         (b) Cash at Closing. At the First Closing Purchaser shall pay to Seller the balance of the Purchase Price attributable to the Purchased Assets other than the MWC Stock, i.e. Seven Million Nine Hundred Thousand Dollars ($7,900,000.00), plus the amount of the Deposit payable at the First Closing as provided above, in cash by wire transfer or other acceptable means of delivering same day good funds, and as further adjusted pursuant to the provisions of Sections 4.2 through 4.5 below.

         Section 4.2. Purchase Price Adjustments. The Purchase Price shall be adjusted: (i) upward in an amount equal to the amounts actually expended by Seller from the date of this Agreement to and including the First Closing Date with respect to improvement or maintenance of the Castlerock Lift as set forth


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

in Schedule 4.2A hereof or as consented to by Purchaser in writing in excess of Ninety Thousand Dollars ($90,000.00) and downward to the extent that such expenses are less than Ninety Thousand Dollars ($90,000.00); (ii) downward in an amount equal to the amounts necessary to complete remediation efforts and repairs required in connection with any permits or licenses to which the Seller or the Business is subject, as set forth in Schedule 4.2B hereof; (iii) upward by an amount equal to the aggregate estimated operating cash flow deficits of Seller and the Subsidiaries for the period beginning on August 20, 2001 to and including the First Closing Date in an amount which the parties agree shall equal (A) Seventy Five Thousand Dollars ($75,000.00) per week to and including September 30, 2001 and (B) One Hundred and Fifty Thousand Dollars ($150,000) per week on and after October 1, 2001 (with a pro rata adjustment for partial weeks), (iv) upward for any capital expenditures incurred after August 15, 2001 for any expenditures on Schedule 4.2C hereof, subject to the review and approval of the Purchaser to confirm the work performed and the value thereof, (v) downward by the amount payable to Purchaser at the Closing pursuant to the first sentence of Section 1.10 hereof, and (vi) upward or downward to reflect changes in the collective inventory of Seller and Subsidiaries subsequent to August 31, 2001 on the basis of an inventory performed by Seller or its designee, the cost of which inventories shall be divided equally between Purchaser and Seller, which inventory shall be approved by Purchaser, which approval may not be unreasonably withheld, delayed or conditioned.

         Section 4.3. Adjustment for Taxes, Prepayments and Deposits. Real property taxes, personal property taxes, other ad valorem taxes, any governmental levies, charges or assessments, utilities, water, sewer and any other charges attributable to the Purchased Assets for the fiscal year during which the Closing Date occurs as well as any other prepayments and deposits with respect to the Purchased Assets shall be prorated and adjusted as of the Closing Date. If the real property taxes or personal property taxes for the fiscal year during which the Closing Date occurs are not finally determined, then such taxes for the immediately prior fiscal year shall be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such taxes are finalized. Installments of special taxes or assessments with respect to the Purchased Assets which are payable for the fiscal period in which the Closing Date occurs shall be prorated as of the Closing Date. Seller's and Purchaser's obligation to make post-Closing Date adjustments for taxes, prepayments and deposits shall survive the Closing. Seller's obligations hereunder not funded separately by Seller at Closing shall be deducted from cash payable to Seller at Closing and paid by Purchaser.

         Section 4.4. Adjustment for Utilities. Seller shall cause all meters for electricity, gas, oil, water, sewer and other utility usage related to the Purchased Assets to be read on the Closing Date, and Seller shall pay all charges for such utilities which have accrued on or prior to the Closing Date. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utilities to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. Seller shall provide notice to Purchaser within three (3) days before the Closing Date setting forth: whether utility meters will be read as of the Closing Date; and a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date. If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date, then to the extent that the amount of such prior bill proves to be more or less than the actual charges for the period in question, a further adjustment shall be made after the Closing Date as soon as the actual charges for such utilities are available, which Purchaser shall have read as soon as possible after the Closing Date. Seller's and Purchaser's obligation to make such post-Closing Date adjustments for utilities shall survive the Closing. Seller's obligations hereunder not funded separately by Seller at Closing shall be deducted from cash payable to Seller at Closing.

         Section 4.5. Employment Provisions. Purchaser agrees to assume the vacation, sick time and personal time obligations of Seller and the Subsidiaries to those employees of Seller and the Subsidiaries who are employed by Purchaser on or after the Closing Date ("Retained Employees"). The parties acknowledge and agree that Purchaser shall offer employment to all of Seller's current employees so identified on Schedule 4.5, other than the two individuals so identified on
Schedule 4.5

         Section 4.6. Transfer Taxes. Purchaser shall pay all state or local transfer tax, deed excise tax (or any other tax based upon the transfer of the Purchased Assets) and the recording fee for all deeds imposed in connection with the purchase and sale. Seller shall pay any Vermont Land Gain Tax due upon sale of the Purchased Assets. Seller's obligations hereunder not funded separately by Seller at Closing shall be deducted from cash payable to Seller at Closing and paid by Purchaser.

         Section 4.7. Adjustment Payment. Within five (5) days after the date upon which the amount of each adjustment which is permitted to be made after the Closing is finally determined pursuant to this Article 4, payments required thereby will be made by check or wire transfer payable to the appropriate party.


                                    ARTICLE 5

                                     Closing

         Section 5.1. Closing. The closing (the "First Closing") of the transaction contemplated by this Agreement (excluding the purchase and sale of the MWC Stock) will take place at the offices of Gravel and Shea, Burlington, Vermont, or such other location in the Burlington or Warren, Vermont area as Purchaser may designate at 10:00 a.m. local time on the fifth business day following the date upon which all of the conditions precedent set forth in Articles 8 and 9 of this Agreement (other than the MWC Closing Condition (as hereinafter defined)) are satisfied or waived by the appropriate party hereto, or at such other time and place as the parties may agree in writing. The date of the First Closing is sometimes referred to herein as the "First Closing Date". The closing (the "Second Closing") of the purchase and sale of the MWC Stock will take place at the offices of Gravel and Shea, Burlington, Vermont, or such other location in the Burlington or Warren, Vermont area as Purchaser may designate at 10:00 a.m., local time, on the fifth business day following the date upon which the MWC Closing Condition is met, or at such other time and place as the parties may agree in writing. The date of the Second Closing is sometimes referred to herein as the "Second Closing Date". References in this Agreement to the "Closing Date" or the "Closing" shall be deemed to refer to the First Closing Date and the First Closing with respect to the Purchased Assets other than the MWC Stock, and to the Second Closing Date and the Second Closing with respect to the MWC Stock, unless the context otherwise requires.

                                    ARTICLE 6

                Representations and Warranties of Seller and ASC

         Seller and ASC hereby jointly and severally represent and warrant to Purchaser as follows:

         Section 6.1. Corporate Organization. Seller and each Subsidiary is a corporation duly organized and legally and validly existing under the laws of the state of its incorporation. ASC, Seller and each Subsidiary has full power and authority to own or lease their properties and to carry on their businesses as now conducted and to execute and deliver this Agreement and to carry out the terms hereof.

         Section 6.2. Authorization of Agreement. The execution and delivery of this Agreement and the agreements contemplated hereby (the "Related Agreements") by Seller and ASC and the performance by Seller and ASC of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate action by Seller and ASC. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not: conflict with, or result in a breach of, or default under, or permit acceleration of any obligation under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, material agreement or other material instrument or obligation to which Seller, ASC, or any Subsidiary is a party, or by which it or any of its properties or assets may be bound or affected; or violate any order, writ, injunction, decree or statute, or any rule, regulation, permit, license or conditions thereto; or result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Purchased Assets. This Agreement and the Related Agreements are valid and binding obligations of Seller and ASC enforceable in accordance with their terms, subject to equitable principles and applicable bankruptcy and other creditors' rights laws, regulations and rulings.

         Section 6.3. Compliance with Laws. Except as set forth in Schedule 6.3, to the best of Seller's knowledge, neither the Seller nor any Subsidiary nor any of the Purchased Assets is in violation of any applicable federal, state and local laws, rules, regulations, ordinances, codes or orders ("Laws") governing or affecting the Purchased Assets or the operation of the Business and neither the Seller nor any Subsidiary has received written notification of any asserted material past or present failure by any of them to operate the Purchased Assets and Business in accordance with any Law and no event has occurred which with notice or the passage of time would constitute such a violation.


         Section 6.4.  Consents and Approvals.

         (a) Except as disclosed in Schedule 6.4, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Seller or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

         (b) As of the date hereof, all consents, approvals and actions of, filings with and notices set forth, or which, in accordance with Section 6.4(a), are required to be disclosed, in Schedule
                  6.4 (i) have been duly obtained, made or given, (ii) are not subject to the satisfaction of any condition that has not been satisfied or waived and (iii) are in full force and effect and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the confirmation of the transactions contemplated by this Agreement and the Related Agreements have occurred.

         Section 6.5.  Licenses and Permits.

         (a) No permits, licenses, approvals, clearances or other governmental consents are required for the transfer of the Purchased Assets to Purchaser pursuant to the terms of this Agreement except for the transfer or reissuance of the governmental licenses, permits, authorizations, approvals and certificates identified in Section 1.5 from Seller to Purchaser.

         (b) Neither Seller nor any Subsidiary has disposed of or permitted to lapse any license, permit or other authorization from any federal, state or local authorities related to the Purchased Assets or the operation of the Business.

         (c) Except as disclosed in Schedule 1.5, the Licenses and Permits listed on Schedule 1.5 are all of the governmental licenses, permits, authorizations, approvals and certificates known to Seller which are required for use of the Purchased Assets for the Business at full capacity.

         Section 6.6.  Environmental Matters; Health and Safety.

         (a) Except as disclosed in Schedule 6.6, there are no outstanding or, to Seller's knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including, but not limited to, any governmental authority or agency, against or involving Seller or any Subsidiary, arising under the Clear Air Act, the Federal Water Pollution Control Act of 1972, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, and any amendments or extensions of the foregoing statutes, and all other applicable environmental requirements or any other federal, state, local or other environmental, health or safety law, regulation, order or requirement requiring the remediation or removal of an existing condition or substance. Except as disclosed in
                  Schedule 6.6, there are no outstanding or, to the Seller's knowledge, threatened orders, determinations or notices of violation issued by any federal, state, local or other governmental authority administering environmental or health and safety laws in connection with operation of the Purchased Assets or the Business, which have not been complied with or resolved to the satisfaction of such governmental authority.

         (b) To the knowledge of the Seller and ASC, there are no pending or threatened proceedings to revoke, modify or limit any license or permit to which the Business is subject, or actions seeking fines or penalties, or to enjoin the Seller and ASC in any way in the operation of the Business.

         Section 6.7. Title. Except as disclosed in Schedule 6.7, Seller holds and shall convey to Purchaser at Closing good and marketable title to all Purchased Assets (excluding the Real Estate), free of all liens, restrictions and encumbrances, except such encumbrances as will be discharged at Closing, applicable zoning and land use laws, regulations, rules and ordinances and such restrictions as do not interfere with the use of the Purchased Assets for the Business, and, except as disclosed in Schedules 6.4 and 6.7, the sale of the Purchased Assets does not require the consent of any person or entity. Except as disclosed in Schedule 1.8, neither Seller nor any Subsidiary has any material outstanding leases, licenses, occupancy agreements or any contracts or agreements with respect to the Purchased Assets.

         Section 6.8. Litigation. Except as disclosed in Schedule 6.8, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to Seller's knowledge, threatened, against Seller or any of the Subsidiaries with respect to the Business or any of the Purchased Assets, including without limitation any written legal complaints which are unresolved made by customers of MWC or MWT within eighteen (18) months prior to the Closing Date.

         Section 6.9.  Warranty of Purchased Assets.

         (a) Except as disclosed in Schedule 6.9, to the knowledge of Seller and ASC, all of the Purchased Assets consisting of buildings, ski lifts, and snowmaking and grooming equipment and machinery material to the operation of the Business are in a state of condition and repair sufficient to permit their operation in accordance with past practices during the 2001-2002 ski season.

         (b) EXCEPT AS SET FORTH SPECIFICALLY IN THIS AGREEMENT, ANY AND ALL WARRANTIES WITH RESPECT TO THE CONDITION OF THE PURCHASED ASSETS ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         Section 6.10. Seller Not Foreign Person. Seller is not a "foreign person" as defined in Internal Revenue Code (the "Code") Section 1445, and Seller will execute and deliver to Purchaser at Closing an affidavit in compliance with Code Section 1445(b)(2).


         Section 6.11. Taxes. Except as described in Schedule 6.11, Seller and each Subsidiary has timely filed all tax returns, tax information returns and reports required to be filed through the Closing Date which relate to the Purchased Assets or the Business and Seller's and each such Subsidiary's activities, and each has paid all taxes and other charges which have become due pursuant to such returns and reports, or pursuant to any assessment received by it, except for any taxes the validity of which Seller or such Subsidiary may be contesting in good faith in appropriate proceedings. Neither Seller nor any Subsidiary is delinquent in the payment of any tax assessment or governmental charge which relates to any of the Purchased Assets, no deficiencies for any taxes which relate to any of the Purchased Assets have been proposed, threatened, asserted or assessed against Seller or any Subsidiary, and no requests for waivers of the time to assess or pay any such tax are pending, except such as are disclosed in Schedule 6.11 and will be paid and discharged at Closing. There are no tax liens upon any of the Purchased Assets and no such liens will arise as a result of the transactions contemplated hereby. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever.


         Section 6.12. Contracts and Commitments. Except as disclosed in Section 1.8, there are no material contracts, agreements and commitments of Seller or any Subsidiary constituting or affecting the Purchased Assets or the Business. Each executed contract or commitment set forth in Schedule 1.8 hereto is in full force and effect and, except as set forth in Schedule 1.8, neither Seller nor any Subsidiary is in material default under any such contract or commitment.

         Section 6.13.  Intellectual Property.

         (a) The Seller discloses as follows as to its intellectual property (the "Intellectual Property"):

                  (i) Schedule 6.13 hereto discloses all material United States and foreign: (i) patents and patent applications, (ii) trademarks, trade names, brand names and corporate names (and all service marks, registrations and applications thereof), (iii) Internet domain name registrations and applications, and (iv) copyright registrations and applications owned or licensed by Seller or the Subsidiaries, in each case described in clauses (i) through (iv), specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

                  (ii) Schedule 6.13 hereto discloses all material licenses, sublicenses, and other agreements or permissions ("IP Licenses") under which any of Seller or the Subsidiaries is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property, with the sole exception of licenses with respect to Perfect Turn and Perfect Kids, which are not being conveyed pursuant to this Agreement. For purposes of this Agreement, "Intellectual Property" means the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by Seller or the Subsidiaries, as applicable: patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and computer software programs, including all source code to which Seller has access, object code, and documentation related thereto (the "Software").

          (b) Except as disclosed in Schedule 6.13, (i) the Seller and the Subsidiaries have the right to use the Intellectual Property disclosed therein, (ii) all registrations, on behalf of the Seller and the Subsidiaries, with and applications to governmental or regulatory authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any past-due taxes to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any such Intellectual Property, (iv) the Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any technology, software, invention, process, design, or other know-how or trade secret included in such intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such technology, software, invention, process, design, or other know-how or trade secret, (v) the Seller and the Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vi) neither the Seller nor any Subsidiary has granted any license, agreement or other permission to use such Intellectual Property and (vii) neither the Seller, nor any Subsidiary, not ASC has any knowledge that such Intellectual Property is being infringed by any other person. Neither the Seller nor any Subsidiary is infringing any Intellectual Property of any other Person, and no claim is pending or, to the knowledge of the Seller and ASC, has been threatened to such effect or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Seller's or any Subsidiary's Intellectual property or the use thereof by the Seller or any Subsidiary. Seller disclaims any right to exclusive use of the name "Sugarbush". None of the rights of Seller or any Subsidiary in, to or under any Intellectual Property Rights will be adversely affected by the consummation of the transactions contemplated hereby. To the best knowledge of ASC and Seller, the use of the Intellectual Property Rights in the manner previously used by Seller during the 2000-2001 ski season will not infringe any patent or copyright of any third party, nor constitute a misappropriation of the trade secrets or other proprietary rights of any third party.

          (c) ASC shall use commercially reasonable efforts following the first closing to notify each of the vendors and suppliers noted above that ASC has sold the Sugarbush Resort and no longer has any right to use the trademark "Sugarbush" and the related intellectual property rights, and, upon request, shall provide evidence of such notification to Purchaser. Purchaser consents to the use by ASC and its subsidiaries of the name "Sugarbush" together with the associated logo on all printed material ordered prior to the First Closing.

         Section 6.14.  Employee Benefit Plans; Labor Matters.

         (a) Schedule 6.14 contains a true and complete list of each employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefit plan as defined in
                  Section 3(1) of ERISA, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by Seller or any Subsidiary, for the benefit of any employee, leased employee or independent contractor of Seller or any Subsidiary (collectively, "Personnel") (the "Seller Employee Benefit Plans"). Neither Seller nor any Subsidiary has any liability with respect to any Personnel in connection with any plan, arrangement or practice of the type described in this Section
                  6.14 other than Seller Employee Benefit Plans disclosed on
                  Schedule 6.14. True, correct and complete copies of each Seller Employee Benefit Plan disclosed on Schedule 6.14 have been delivered to Purchaser.

         (b) Neither the Seller nor any Subsidiary is a party to, nor is Seller or any Subsidiary bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor union organization that covers any Personnel. Except as set forth in Schedule 6.14 hereto, (A) currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would cover any Personnel; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Seller, threatened between Seller or any Subsidiary and Personnel, and neither the Seller nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; and (C) there are no unfair labor practice complaints pending against Seller or any Subsidiary before the National Labor Relations Board or any other governmental entity or any current union representation questions involving any Personnel.

         (c) Nothing expressed or implied in this Agreement shall obligate Purchaser to continue to employ any of Seller's employees following the Closing or interfere with the right of Purchaser to modify the position or terms of employment of any employee that is employed by Purchaser following the Closing; provided however, that the Purchaser shall not discharge or cause former employees of the Seller to suffer job losses in a manner which would subject the transactions contemplated by the provisions of this Agreement to the notice provisions of the federal Worker Adjustment Retraining Notification Act or the Vermont equivalent(s) or analogue(s) thereof.

         Section 6.15. Bankruptcy. Seller and ASC have obtained independent appraisals and analyses of the value of the Purchased Assets and have obtained the approval of their lenders to the transactions contemplated by this Agreement. The Purchase Price being paid for the Purchased Assets and the Business constitutes fair consideration and a reasonably equivalent value for the Purchased Assets and the Business under the Federal Bankruptcy Code and the Uniform Fraudulent Conveyance Act and will not constitute a fraudulent conveyance within the meaning of any such or similar laws to which ASC or the Seller is subject.


         Section 6.16. Financial Statements. Seller has delivered to Purchaser, and Purchaser has reviewed unaudited financial statements of Seller and its consolidated Subsidiaries (the "Financial Statements") for the years ended July 25, 1999 and July 30, 2000 and for the year ended July 29, 2001 (the "Balance Sheet Date"). The Financial Statements have been prepared in accordance with generally-accepted accounting principles, consistently applied ("GAAP"), excluding footnote disclosures, and fairly present the financial position of Seller and its consolidated Subsidiaries as at their respective dates and their results of operations for the respective periods then ended. No representation is made herein with respect to any date or period covered by the Financial Statements which is not described in the preceding sentences.

         Section 6.17. Absence of Certain Changes. During the period subsequent to the Balance Sheet Date (the "Interim Period"), there has not been any material adverse change in the Business or operations of ASC, Seller or any Subsidiary, or, to the best of Seller's knowledge, in the Seller's or any Subsidiary's relationships with parties with whom any of them has contractual or commercial relationships. During the Interim Period, neither the Seller nor any of the Subsidiaries conducted their Business other than in the ordinary course and consistent with the manner in which such Business had been conducted prior to the Balance Sheet Date.

         Section 6.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ASC or Seller. ASC and Seller will, independent of the provisions of Article 11, indemnify Purchaser and hold Purchaser harmless without deduction or offset against payment of any such compensation or commissions.


         Section 6.19.  General Provisions Regarding Article 6.

         (a) The representations and warranties contained in this Article 6 shall survive the Closing and continue in force for the periods set forth below:

                  (i)      Section 6.7 and 6.11 - no time limit;

                  (ii) Sections 6.5 and 6.6 - two years following the Closing; and

                  (iii) Sections 6.1 through 6.4, 6.8 through 6.10, 6.12 through 6.18, and 6.20 -twelve (12) months following the Closing.

         (b) Seller and ASC disclaim any express or implied warranties not set forth in this Agreement.

         (c) "Seller's knowledge" - Seller will be deemed to have "knowledge" of a particular fact or other matter if any of the following named individuals has actual and conscious knowledge thereof: William J. Fair, Mark Miller, Foster A. Stewart, Jr., Christopher Livak, Robert Turner, Bruce McCloy, Jason Lisai, Mario Guay, Ray Daigle and David Mosher, without any investigation or inquiry of any kind, it being understood and acknowledged that such individuals, in some instances, are not involved in the day-to-day operations of the Business, and shall not mean that such individuals are charged with knowledge of the acts, omissions and/or knowledge of the predecessors in title to the Business, the Seller or the Purchased Assets or with knowledge of the acts, omissions or knowledge of Seller's (or the Subsidiaries') agents or employees, and shall not apply to or be construed to apply to information or material which may be in the possession of Seller or its affiliates generally or incidentally, but which is not actually known to the individuals named above in this definition.

         Section 6.20.  Capitalization of Subsidiaries.

         (a) The authorized capital stock of Restaurants consists of 1,000 shares of common stock, of which 100 shares are duly issued and outstanding, fully paid and non-assessable. Schedule 6.20 discloses a true, complete, and correct list of all of the stockholders of Restaurants, including the number of shares held of record and beneficially by each of them and the certificate number(s) evidencing all of such shares. All of the outstanding shares of Restaurants are duly authorized, validly issued, fully paid and non-assessable and free of all liens, claims and encumbrances, and were issued in compliance with all applicable preemptive rights and securities laws.

         (b) The authorized capital stock of Club Sugarbush consists of 1,000 shares of common stock, of which 20 shares are duly issued and outstanding, fully paid and non-assessable.
                  Schedule 6.20 discloses a true, complete, and correct list of all of the stockholders of Club Sugarbush, including the number of shares held of record and beneficially by each of them and the certificate number(s) evidencing all of such shares. All of the outstanding shares of Club Sugarbush are duly authorized, validly issued, fully paid and non-assessable and free of all liens, claims and encumbrances, and were issued in compliance with all applicable preemptive rights and securities laws.

         (c) The authorized capital stock of MWT consists of 1,000 shares of common stock, of which 1,000 shares are duly issued and outstanding, fully paid and non-assessable. Schedule 6.20 discloses a true, complete, and correct list of all of the stockholders of MWT, including the number of shares held of record and beneficially by each of them and the certificate number(s) evidencing all of such shares. All of the outstanding shares of MWT are duly authorized, validly issued, fully paid and non-assessable and free of all liens, claims and encumbrances, and were issued in compliance with all applicable preemptive rights and securities laws.

         (d) The authorized capital stock of MWC consists of 5,000 shares of common stock, of which 1,000 shares are duly issued and outstanding, fully paid and non-assessable. Schedule 6.20 discloses a true, complete, and correct list of all of the stockholders of MWC, including the number of shares held of record and beneficially by each of them and the certificate number(s) evidencing all of such shares. All of the outstanding shares of MWC are duly authorized, validly issued, fully paid and non-assessable and free of all liens, claims and encumbrances, and were issued in compliance with all applicable preemptive rights and securities laws.

         (e) Except as set forth on Schedule 6.20 and except for Sugarbush Leasing Company (the name of which Seller agrees to change promptly following the Closing to delete "Sugarbush" therefrom), Seller has no right, title or interest in any other corporations, partnerships, limited liability companies or other entities of any nature whatsoever.

                                    ARTICLE 7

                   Representations and Warranties of Purchaser

         Purchaser hereby represents and warrants to ASC and Seller as follows:

         Section 7.1. Organization and Qualification. Purchaser has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted; and, as of the First Closing Date, will be duly qualified or licensed to do business, and, as of the First Closing Date, will be in good standing under the laws of the State of Vermont.

         Section 7.2. Authority. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by Purchaser and the consummation by it of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Each of the Agreement and the Related Agreements, when executed and delivered by Purchaser will constitute a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.


         Section 7.3. No Conflicts. The execution and delivery of this Agreement and the Related Agreements contemplated hereby by Purchaser do not, and the performance of this Agreement and the transactions contemplated hereby by Purchaser will not:

         (a) conflict with or violate any provision of Purchaser's certificate of incorporation or by-laws;

         (b) conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is or may be bound or affected; or

         (c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Purchaser under, any contract to which the Purchaser is a party or by which it or its assets or properties is or may be bound or affected.

         Section 7.4. Required Filings and Consents. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by virtue of its operations or activities unrelated to the Business.


         Section 7.5. Litigation. There is no claim, action or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser before any court or administrative or regulatory body or arbitrator that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in an adverse effect on the consummation of the transactions contemplated by this Agreement. Purchaser is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in an adverse effect on the consummation of the transactions contemplated by this Agreement.


         Section 7.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser will, independent of the provisions of Article 11, indemnify Seller and hold Seller harmless without deduction or offset against payment of any such compensation or commissions.

         Section 7.7. General Provisions Regarding Article 7. The representations and warranties contained in this Article 7 shall survive the Closing and continue in force for twelve (12) months following the Closing.


                                    ARTICLE 8

        Conditions Precedent to Closing by Purchaser on the Closing Date

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent being satisfied on or before the Closing Date, subject to the right of Purchaser to waive any one or more of such conditions:

         Section 8.1. Compliance. The representations and warranties of Seller contained in this Agreement or in any of the Schedules attached hereto or any agreement or document delivered in connection herewith shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. Seller shall have performed and complied with, in all material respects, all of its obligations and covenants required to be performed or complied with on or before the Closing Date.


         Section 8.2. No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Effect on Seller, the Business or the Purchased Assets. "Material Adverse Effect" shall mean, for purposes of this Section 8.2, any change in or effect on the Purchased Assets after the date of this Agreement that is, individually or in the aggregate, materially adverse to the physical condition of (as compared to the physical condition thereof on the Balance Sheet Date), or the ability to operate (as compared to the operation thereof on the Balance Sheet Date), the Business or the Purchased Assets, each taken as a whole. For purposes of the other provisions of this Agreement utilizing the term "Material Adverse Change," such term shall mean a material adverse effect on the business, assets or financial condition of the entity, business or assets being referred to. In no event shall either such definition include general or local industry, market or economic conditions, or changes in laws or regulations generally affecting owners or occupants of real estate, owners of businesses or owners or operators of ski resorts or lodging facilities.


         Section 8.3. Closing Documents. Seller shall have delivered or caused to be delivered to Purchaser, or Purchaser shall have otherwise received, on or before the Closing Date, in a form reasonably satisfactory to Purchaser:


         (a) Consents, waivers and authorizations of any person to the assumption of the Assigned Contracts and other Purchased Assets by Purchaser and to the transactions contemplated by this Agreement, except for the Assigned Permits, for which provision is made in Section 8.4.

         (b) Limited warranty deeds to Purchaser conveying title to Seller's Real Estate as described in Section 1.1, subject only to those encumbrances or other restrictions recited on
                  Schedule 1.1 (provided, however, that the encumbrances noted on Schedule 8.3 hereof shall be discharged on or before the Closing Date), and except for those leases, licenses, or occupancy agreements or other instruments which have been assumed by Purchaser as Assumed Liabilities, and

         (c) Bills of Sale conveying all Purchased Assets (other than the Real Estate) to Purchaser duly executed by Seller (Seller and Purchaser hereby agreeing that neither the representations and warranties nor the rights and remedies of any party hereunder shall be deemed to be enlarged, modified or altered in any way by such Bills of Sale).

         (d) Stock powers with respect to the Restaurants Stock, the Club Sugarbush Stock, the MWC Stock (at the Second Closing) and the MWT Stock (together with certificates with respect to such stock).

         (e) Certified copies of the authorization by the Seller of the sale of the Purchased Assets to Purchaser in accordance with this Agreement and Seller's execution and delivery of this Agreement; certified copies of the resolutions adopted by ASC's Board of Directors authorizing the guaranty set forth at the conclusion of this Agreement.

         (f) An affidavit, under penalty of perjury, indicating Seller's United States taxpayer identification number and stating that Seller is not a foreign person, in a form sufficient to exempt Purchaser from the withholding provisions of Section 1445 of the Code.

         (g) A certificate of legal existence from the State of Vermont for the Seller and incumbency certificates of Seller, together with a certified copy of Seller's organizational documents.

         (h) Articles of amendment to Seller's articles of incorporation changing its name to any name other than "Sugarbush Resort Holdings, Inc." or any variation thereof.

         (i) Documents to be filed with the Secretary of State of Vermont conveying to Purchaser the trade names listed in Schedule 6.13 hereof, and terminating Seller's trade name registration with respect to "The Grand Summit Hotel and Crown Club at Sugarbush" or amending such trade name to delete "at Sugarbush" therefrom.

         (j) An opinion of counsel to Seller and ASC in the form attached as Exhibit "B".

         (k) A written statement from the Vermont Department of Revenue certifying that the Seller has no past-due state income or employment tax liability, except such as will be satisfied at Closing with the proceeds of the sale.

         (l) Such other instruments or conveyances in form reasonably acceptable to Purchaser and Purchaser's counsel, duly executed by Seller's authorized officer, conveying to Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 8.4. Permits and Licenses. Purchaser shall have otherwise received on or before the First Closing Date, in a form reasonably satisfactory to Purchaser, all necessary agreements, waivers, authorizations and consents to the transfer, assignment or reissuance of all Assumed Permits required for the ownership and operation of all material aspects of the Purchased Assets and the Business (excluding the MWC Stock) consistent with its historical operations. Purchaser shall have received, on or before the Second Closing Date, in a form reasonably satisfactory to Purchaser, the consents and approvals of the Vermont Public Service Board required in order for Seller to convey to Purchaser the MWC Stock and for Purchaser to own the MWC Stock and operate the business of MWC consistent in all material respects with its historical operations (the "MWC Closing Condition"). Purchaser shall use its best efforts to obtain all such necessary agreements, waivers, authorizations and consents. Seller agrees to use its best efforts to cooperate with and assist Purchaser in obtaining such items.


         Section 8.5. Failure to Deliver the Purchased Assets by the First Closing Date. If Seller is unable to deliver any material portion of the Purchased Assets in accordance with terms and conditions of this Agreement and in a condition substantially similar to their condition as of the date hereof on the First Closing Date because of damage by fire or casualty, then Purchaser shall have the right to terminate this Agreement at any time thereafter and recover the Deposit, together with any earnings thereon. In the event of casualty loss involving any of the Purchased Assets which either does not result in a termination of this Agreement, Seller shall pay over to Purchaser all proceeds of insurance, or claims therefor, relating to any such casualty loss.

         Section 8.6. Litigation and Regulatory Action. No litigation or regulatory action shall have been filed, brought or otherwise commenced against any of Seller, Purchaser or the Purchased Assets which forbids, prohibits or in any way restricts the transactions contemplated hereby, including without limitation the inclusion, incorporation or joinder of Purchaser, Seller or the Purchased Assets in any pending proceedings.


         Section 8.7. Financing Contingency. The Purchaser shall have received a binding commitment from a commercial lending institution for not less than $4,500,000 in term loans plus necessary credit lines for a combined total of at least $7,000,000 on commercially reasonable terms and conditions; provided, however, that if the Purchaser has not notified the Seller in writing of the non-fulfillment of this condition on or prior to September 14, 2001, this condition shall be deemed to have been waived irrevocably by the Purchaser.

                                    ARTICLE 9

          Conditions Precedent to Closing by Seller on the Closing Date

         The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent being satisfied on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

         Section 9.1. Compliance. The representations and warranties of Purchaser contained in this Agreement or in any of the Schedules attached hereto or in any agreement or document delivered in connection herewith shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. Purchaser shall have performed and complied with, in all material respects, all of its obligations and covenants required to be performed or complied with on or before the Closing Date.


         Section 9.2. Closing Documents. Purchaser shall have delivered to Seller, in a form reasonably satisfactory to counsel for Seller:


         (a) certified copies of the resolutions adopted by Purchaser's Board of Directors (and stockholders where required) authorizing the purchase of the Purchased Assets from Seller in accordance with this Agreement and Purchaser's execution and delivery of this Agreement;

         (b) an assumption agreement or agreements in form acceptable to Seller with respect to the Assumed Liabilities;

         (c) such other documents and certificates as are contemplated hereby or as Seller or their counsel may reasonably request; and

         (d) an opinion of counsel to Purchaser in the form attached as Exhibit "C".

         Section 9.3. Payment of Money. Purchaser shall have paid the Deposit as provided in Section 4.1(a) and the cash portion of the Purchase Price to Seller as provided in Section 4.1(b), as adjusted pursuant to Article 4.

         Section 9.4. Litigation and Regulatory Action. No litigation or regulatory action shall have been filed, brought or otherwise commenced against any of Seller, Purchaser or the Purchased Assets which forbids, prohibits or in any way restricts the transactions contemplated hereby, including without limitation the inclusion, incorporation or joinder of Seller or the Purchased Assets in any pending proceedings.

         Section 9.5. Replacement Bond. Purchaser shall have delivered to the Town of Warren, Vermont (i) a bond satisfactory to it in the amount of $400,000, replacing a bond in an equal amount previously provided by Seller with respect to a certain snowmaking pipe at the Ski Resorts, and (ii) bonds satisfactory to replace bonds issued by or on behalf of the Subsidiaries.

         Section 9.6. Lender Approval. Seller shall have received approval of this Agreement and of the transactions contemplated hereby, by September 14, 2001, from the lenders identified in that certain Amended, Restated and Consolidated Credit Agreement dated October 12, 1999, as amended, by and among ASC, certain borrowers and lenders identified therein, and Fleet National Bank, N.A., as Agent for said lenders; provided, however, that if the Seller has not notified the Purchaser in writing of the non-fulfillment of this condition on or prior to September 14, 2001, this condition shall be deemed to have been waived irrevocably by the Seller.

                                   ARTICLE 10

            Covenants of Seller, ASC and Purchaser as to Operations.

         Seller and ASC hereby covenant and agree jointly and severally with Purchaser, and, to the extent relevant in Sections 10.4, 10.7 and 10.8, Purchaser hereby covenants and agrees with Seller and ASC, as follows:

         Section 10.1. Conduct of Business. From the date hereof to the Closing Date, Seller will carry on its activities in substantially the same manner as they have previously been carried out, in the ordinary course of business, and will not employ methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary in any material respects from those methods used by Seller in the ordinary course of business consistent with past practices. Without limiting the foregoing except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing, Seller will:


         (a) not engage in any transaction which would be inconsistent with any representation, warranty or covenant of Seller set forth herein or which would cause a breach of any such representation, warranty or covenant;

         (b) except (i) as disclosed in Schedule 10.1(b) or (ii) the disposition of used, obsolete or excess equipment or inventory and the purchase, usage or sale of inventory, supplies and equipment, in each case in the ordinary course of business consistent with past practices, not sell, transfer, convey, assign, lease, license or otherwise dispose of any of the Purchased Assets, or enter into an agreement or contract to do so; provided, however, that no single disposition (or series of related dispositions) of non-retail items with a book value greater than $2,500 shall occur without Purchaser's consent;

         (c) not mortgage, pledge, subject to a lien, or grant a security interest in, or otherwise encumber, any of the Purchased Assets;

         (d) use reasonable efforts (without making any commitments on behalf of Purchaser) to keep its business organizations intact, keep available its present employees, maintain in effect all contracts, permits and licenses included in the Purchased Assets, and to preserve its present relationships with customers, suppliers, employees and others having business relationships with Seller;

         (e) not cause a breach of any material contract or commitment, collective bargaining agreement, employee benefit plan, or any other material agreement to which Seller is a party, or by which it or any of its assets or properties are bound;

         (f) not violate or fail to comply with laws applicable to it or its properties or business if such violation will have or is reasonably likely to have a material adverse affect upon the ability to continue the Business;

         (g) not amend, change, terminate or otherwise modify any material lease, contract, agreement or commitment in any material manner other than in the ordinary course of business;

         (h) not enter into, or become obliged under, any material contract, agreement, lease or other commitment relating to the Purchased Assets or Business, other than any contract, agreement, lease or other commitment entered into in the ordinary course of business consistent with past practice;

         (i) use reasonable efforts to maintain the Purchased Assets in substantially the same condition as they were in as of the date of this Agreement; provided, however, that Seller shall not be required to spend any money on maintenance, repair or replacement of any Purchased Assets;

         (j) not alter, disassemble or remove any Purchased Assets from the Real Estate (other than as expressly permitted under or contemplated by this Agreement) or take any other action in connection with the Purchased Assets which has had or is likely to have a material adverse effect upon the value of, or beneficial use of, the Purchased Assets or the ability to continue to engage in the Business; and

         (k) upon obtaining knowledge of the existence of any matter specific to Seller's business or the Purchased Assets that could reasonably likely result in a diminution of the Purchased Assets or the Business, Seller shall promptly inform Purchaser of such matter.

         Section 10.2. Risk of Loss. Seller shall bear the risk of loss, damage or destruction with respect to the Purchased Assets from any casualty until the successful consummation of the sale and purchase of the Purchased Assets on the Closing Date. In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy covering such loss shall be payable to Seller. In the event of any such material loss or damage, Seller shall specify in writing to Purchaser with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the extent to which restoration, replacement and repair of the Purchased Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Purchaser's right to terminate this Agreement in such circumstances shall be governed by Section 12.1(b) of this Agreement. To the extent that

Purchaser determines not to terminate this Agreement and the Closing occurs, it shall be entitled to any insurance proceeds provided with respect to such loss to the extent not used by Seller to restore the Purchased Assets.


         Section 10.3. Access. From the date hereof to the Closing Date, Seller will afford to the representatives of Purchaser, including its counsel and auditors, during normal business hours and upon reasonable prior notice, access to any and all of the Purchased Assets to the end that Purchaser may have a reasonable opportunity to make such a full investigation of the Purchased Assets and of the Business in advance of the Closing Date as it shall reasonably desire, and the officers of Seller will confer with representatives of Purchaser and will furnish to Purchaser, either orally or by means of such records, documents, and memoranda as are available such information as Purchaser may reasonably request, and Seller will furnish to Purchaser's auditors all consents and authority that they may reasonably request in connection with any examination by Purchaser. In addition, Seller shall permit Purchaser's representatives to conduct inquiries of the various governmental authorities with legal and regulatory authority over the Purchased Assets and the Business as reasonably necessary to verify the compliance status of Seller and the Subsidiaries and to facilitate the transfer and assignment of all Assumed Permits and the issuance of new licenses and permits necessary to operate the Business

         Section 10.4. Consent of Third Parties. Purchaser shall use its best efforts to obtain, and ASC and Seller shall use their best efforts to cooperate with the Purchaser to assist the Purchaser in obtaining, as soon as practicable after the date hereof, but in any event prior to the Closing Date, the consent in writing of all persons whose consent is required to consummate to the transactions contemplated by this Agreement, including but not limited to any and all governmental authorities as set forth in Section 1.5.


         Section 10.5. Insurance Coverage. Existing insurance coverages for the Purchased Assets shall be maintained in effect by Seller between the date hereof and the Closing Date.


         Section 10.6. No Solicitation; No Publicity. Subject to the provisions of Section 13.15 below, Seller, ASC and Purchaser hereby covenant and agree to hold and maintain the discussions between Seller and Purchaser, the terms and provisions of this Agreement and any and all further discussions, relationships or arrangements by and between Purchaser and Seller in confidence and not disclose the same to any parties, private, public or governmental (including without limitation the news media) without the express prior written consent of the other parties hereto; provided, however, that ASC and Seller may disclose information relating to this Agreement as they deem necessary in order to satisfy federal and state securities laws, and the parties may disclose information relating to this Agreement necessary to obtain required consents and approvals for the transaction contemplated hereby. Seller may encourage, solicit, or facilitate any competing offers for the Purchased Assets during the term of this Agreement, provided that it advises any such parties that its consideration thereof is subject to the terms of this Agreement and will not be accepted absent a breach by the Purchaser of the terms of this Agreement or the termination of this Agreement by Purchaser. The foregoing covenants and agreements are of the essence of this Agreement. Violation of the foregoing will give rise to Purchaser's right to terminate this Agreement under Section 12.3 and the Purchaser's remedies set forth in Section 12.4 hereof.


         Section 10.7. Use of Customer List and Data. From and after the date of this Agreement, neither ASC nor any of its affiliates shall solicit any customers of the Business as a discrete group and ASC, in connection with the transactions hereunder, shall take such steps as are necessary to deliver complete and correct copies of all data and lists as to customers of the Ski

Areas and the Business to the Purchaser. Seller shall also provide to Purchaser such data and databases as are necessary to permit Purchaser to operate the ticketing and accounting systems used by Seller prior to the Closing Date.


                                   ARTICLE 11

                                    Indemnity

         Section 11.1. Seller's and ASC's Indemnity. Seller and ASC shall, jointly and severally, indemnify and hold harmless Purchaser and its directors, officers and employees from and against all expenses, claims, costs, damages or liabilities, including reasonable attorneys' fees (each an "Indemnified Expense"), arising out of or relating to: the untruth or inaccuracy of any representation or warranty made by any of Seller or ASC in this Agreement; any breach of Seller's or ASC's covenants contained herein; any liabilities or obligations of Seller or the Subsidiaries arising prior to the Closing Date (other than the Assumed Liabilities); provided, however, that Purchaser's sole recourse for the matters covered by Section 6.3 hereof shall arise under Section
6.3 hereof; and any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal fees and other expenses associated with any of the foregoing. Seller shall have no obligation to indemnify Purchaser with respect to an Indemnified Expense unless notice of the Indemnified Expense is provided to Seller on or before the end of the applicable survival period set forth in
Section 6.19 hereof with respect to a claim arising out of the untruth or inaccuracy of any representation or warranty of Seller or ASC and otherwise on or before the seventh anniversary of the Closing Date; provided, however, that the foregoing limitation shall not apply to Indemnified Expenses resulting from federal, state or local tax liability of Seller relating to any period ended on or before Closing.

         Section 11.2. Purchaser's Indemnity. Purchaser shall indemnify and hold harmless Seller, their directors, officers and employees from and against all expenses, claims, costs, damages or liabilities, including reasonable attorneys' fees (each an "Indemnified Expense"), arising out of or relating to (i) the operation of the Purchased Assets by Purchaser following the Closing, (ii) the Assumed Liabilities, (iii) the untruth or inaccuracy of any representations or warranties made by Purchaser in this Agreement, or (iv) any breach of Purchaser's covenants or agreements contained herein. Purchaser shall have no obligation to indemnify Seller with respect to an Indemnified Expense unless notice of the Indemnified Expense is provided to Purchaser on or before the end of the applicable survival period set forth in Section 7.7 hereof with respect to a claim arising out of the untruth or inaccuracy of any representation or warranty of Purchaser and otherwise on or before the seventh anniversary of the Closing Date; provided, however, that the foregoing limitation shall not apply to Indemnified Expenses resulting from federal, state or local tax liability of Purchaser relating to any period after the Closing.

         Section 11.3. Method of Asserting Claims. All claims for indemnification under Sections 11.1 and 11.2 by any party to be indemnified thereunder (an "Indemnified Party") will be asserted and resolved as follows:

         (a) In the case of a claim or demand made by any person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall deliver a written notice of such claim to the other party (the "Indemnifying Party") enclosing a copy of all papers served, if any, on the Indemnified Party (a "Claim Notice") to the

                  Indemnifying Party within thirty (30) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

         (b) The Indemnifying Party shall cooperate with the Indemnified Party in the defense of any Third Party Claims, including, without limitation, by providing records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         (c)      In the event any Indemnified Party should have a claim under
                  Section 11.1 or 11.2 that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity with reasonable promptness to the Indemnifying Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, if determinable, determined in good faith, of such claim; provided, however, that the failure to determine or determine adequately the amount or estimated amount of any claim shall in no way limit the rights of an Indemnified Party pursuant to this Article 11. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnified Expense in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.1 or 11.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days, such dispute shall be resolved by litigation in a court of competent jurisdiction.

         (d) Other than as specifically provided in this Agreement, the rights and remedies of the Seller and the Purchaser under this
                  Article 11 are exclusive and in lieu of any and all other rights and remedies which the Seller and the Purchaser may have under this Agreement or otherwise for monetary relief with respect to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement.

                           The rights and obligations of indemnification under
                  this Article 11 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

                           If a party has actual knowledge, prior to the
                  Closing, of any fact or condition that causes any of the representations or warranties of the other party in this Agreement to become untrue, misleading, inaccurate or incomplete, then such party having actual knowledge shall either (i) deliver written notice thereof to the other party no later than ten (10) business days before the Closing Date (or, if there are fewer than ten (10) business days remaining until the Closing Date, as soon as practicable but in any case prior to the Closing) describing such matter with specificity, and, if a mutually satisfactory resolution of such matter is not reached before the Closing Date, exercise its termination rights under Article 12 hereof, or (ii) be deemed to have waived any right to indemnification under this Article 11 with respect to such matter.

         Section 11.4.  Additional Indemnification Provisions.

         (a) No indemnification amounts shall be payable as a result of a claim under Section 11.1(i) in respect of a misrepresentation or breach of warranty in Article 6 (other than a claim based upon fraud or willful or criminal misconduct or pursuant to Sections 6.2, 6.4, and 6.7 (as it relates to such Sections)), unless and until the Purchaser has suffered, incurred, sustained or become subject to Indemnified Losses with respect thereto in excess of $150,000 in the aggregate (the "Threshold Amount") (provided that for purposes of determining the Threshold Amount, any representation or warranty that is limited by materiality, material adverse effect, knowledge, known or similar terms a misrepresentation or breach of warranty shall be determined as if "material," "materially," "material adverse effect," "knowledge," "known" or any similar terms were not included therein), in which case the Purchaser shall be entitled to seek indemnity for the entire amount of such Indemnified Expenses. The Threshold Amount shall not apply to any Indemnified Losses arising out of employment-related claims asserted by the two (2) employees of Seller who are not offered employment by Purchaser.

         (b) Indemnified Expenses shall be determined net of any insurance coverage or benefits available to cover such Indemnified Expenses and shall also be determined net of any tax benefits with respect to such expenses. Indemnified Expenses shall not, in any event exceed the Purchase Price. Purchaser agrees to diligently pursue any insurance benefits that may be available to it to cover such Indemnified Expenses.


                                   ARTICLE 12

                                   Termination

         Section 12.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement, as follows:


         (a) by mutual written consent of the parties hereto duly authorized by their respective boards of directors;

         (b) by any of the parties hereto, if the First Closing shall not have occurred on or before October 15, 2001, and, as to the transfer of the MWC Stock only, by any of the parties hereto, if the Second Closing shall not have occurred on or before June 30, 2002; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement, or the inaccuracy of whose representations and warranties hereunder, shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

         (c) by any of the parties hereto, if any order, injunction or decree preventing the consummation of any of the transactions contemplated by this Agreement, or imposing a condition to the consummation of such transaction that is material and adverse to such party, shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

         (d) by Purchaser, upon a breach of any material covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller was untrue when made or has become untrue, in either case in a material respect such that the conditions set forth in either of
                  Section 8.1 or 8.2 would not be satisfied (a "Terminating Seller Breach"); provided, however, that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts and for so long as Seller continues to exercise such reasonable best efforts, Purchaser may not terminate this Agreement under this Section 12.1(d) for a period of 15 days after discovery and notification thereof not to extend beyond October 15, 2001 (or June 30, 2002 in the case of the MWC Stock only) without the consent of Seller and Purchaser; or

         (e) by Seller, upon breach of any material covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser was untrue when made or has become untrue, in either case, in a material respect such that the conditions set forth in either of
                  Section 9.1 or 9.2 would not be satisfied (a "Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts and for so long Purchaser continues to exercise such reasonable best efforts, Seller may not terminate this Agreement under this Section 12.1(e) for a period of 15 days after discovery and notification thereof not to extend beyond October 15, 2001 (or June 30, 2002 in the case of the MWC Stock only) without the consent of Seller and Purchaser.

         Section 12.2. Effect of Termination. Except as provided in Section 11.1, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the Parties or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease, subject to the remedies of the parties as set forth in Sections 12.3(b) and 12.3(c); provided, however, that ASC's and the Seller's right to terminate the Agreement is subject to the provisions of Section 12.4 hereof, and nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.


         Section 12.3. Damages, Expenses and Fees Following Certain Termination Events.

         (a) Expenses. Except as set forth in this Section 12.3, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense. For purposes of this Agreement, "Expenses" consist of all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the transactions contemplated by this Agreement (including, without limitation, in the case of Purchaser, any reasonable and fully documented expenses incurred in conducting a due diligence review of the Purchased Assets). In no event shall Expenses include lost revenues, lost profits or similar amounts.

         (b)      Amount Payable by ASC and Seller.

                  (i) If this Agreement is terminated pursuant to Section 12.1(d) (or by Purchaser pursuant to Section 12.1(b) and Seller or ASC has failed to perform any of its material obligations under this Agreement or any of Seller's or ASC's representations and warranties in this Agreement is inaccurate or incomplete in any material respect), Seller and ASC shall, upon such termination, pay to Purchaser all Expenses incurred by Purchaser, provided that the breach of this Agreement by Seller or the inaccuracy of Seller's representations and warranties giving rise to such termination would substantially and adversely affect Purchaser's ability to conduct the Business in accordance with Purchaser's reasonable expectations.

                  (ii) Payment of any amounts payable under this Section 12.3(b) shall be made by wire transfer of immediately available funds to a bank account designated in writing by Purchaser.

         (c)      Amount Payable by Purchaser.


                  (i) If this Agreement is terminated pursuant to Section 12.1(e) (or by Seller pursuant to Section 12.1(b) and Purchaser has failed to perform any of its material obligations under this Agreement or any of Purchaser's representations and warranties in this Agreement is inaccurate or incomplete in any material respect), then Seller shall be entitled to receive or retain the Deposit (or such portion thereof as is then being held by the Escrow Agent or Seller in accordance with the terms of this Agreement) and to receive from Purchaser any costs of enforcement or collection incurred by Seller (including, without limitation, reasonable attorneys' fees). If this Agreement is terminated other than pursuant to
                           Section 12.1(d) hereof, Seller shall be entitled to retain the Seller Deposit. The parties agree and acknowledge that it would be extremely difficult to calculate with precision Seller's actual damages resulting from such a termination of this Agreement pursuant to Section 12.1(e) or 12.1(b) hereof (or other than pursuant to Section 12.1(d) hereof), and that the Escrowed Deposit (or such portion thereof as is then being held by the Escrow Agent in accordance with the terms of this Agreement) and the Seller Deposit, respectively, are intended as liquidated damages and do not constitute a penalty. In the event this Agreement is terminated other than as described in the first sentence of this Section 12.3(c)(i), the Escrowed Deposit (or such portion thereof as is then being held by the Escrow Agent in accordance with the terms of this Agreement) shall be returned to Purchaser. In the event that this Agreement is terminated pursuant to Section 12.1(d) hereof, the Seller Deposit shall be returned to Purchaser.

                  (ii) Payment of any amounts payable under this Section 12.3(c) shall be made by wire transfer of immediately available funds to a bank account designated in writing by Seller.

         (d) Except as provided in Section 12.4 below and in Section 10.8, each of the parties agrees that the payments provided for in Sections 12.3(b) and (c) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 12.1, and such remedy shall be limited to the payments stipulated in Sections 12.3(b) and (c).

         (e)      Seller acknowledges that the agreements contained in this
                  Section 12.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to pay promptly the amounts due pursuant to Section 12.3(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Seller for all or a portion of such amounts, Seller shall pay Purchaser Expenses in connection with such suit, together with interest on the amounts payable to Purchaser at the prime rate of Fleet Bank, N.A. in effect on the date such payment was required to be made.

         (f)      Purchaser acknowledges that the agreements contained in this
                  Section 12.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement; accordingly, if Purchaser fails to pay promptly the amount due pursuant to Section 12.3(c), and, in order to obtain such payment, Seller commences a suit which results in a judgment against Purchaser for all or a portion of such amount, Purchaser shall pay all expenses (including reasonable attorneys' fees) incurred by Seller in connection with such suit, together with interest on the amounts payable to Seller at the prime rate of Fleet Bank, N.A. in effect on the date such payment was required to be made.

         Section 12.4. Specific Performance. ASC and Seller acknowledge that it would be difficult if not impossible to measure in money alone the damages that could result from their failure to perform the obligations created by this Agreement. Accordingly, if the Purchaser shall institute an action or proceeding to enforce it, ASC and Seller hereby waive any claim or defense that the Purchaser has an adequate remedy at law, and irrevocably agree not to urge in any such action or proceeding the claim or defense that such a remedy exists. Upon the election of the Purchaser to avail itself of the provisions of this Section, in lieu of its remedies under Section 12.3, Seller and ASC agree that upon the institution of any such action or proceeding, the provisions of this Agreement shall be required to be specifically performed. The non-prevailing party in any such action shall pay all expenses (including reasonable attorney's fees) incurred by the prevailing party in connection with such suit.

                                   ARTICLE 13

                                  Miscellaneous

         Section 13.1. Consents to Assignment by Third Parties. This Agreement shall not constitute an agreement to assign any asset, claim, contract, permit, franchise, license or similar agreement or right if any attempted assignment of the same without the consent of the other parties to this Agreement thereto would constitute a breach thereof or in any way affect the rights of Seller or Purchaser thereunder.

         Section 13.2. Confidentiality. Purchaser, ASC and the Seller are bound by a Confidentiality Agreement, dated as of August 29, 2001, such parties hereby confirm and agree to the continuing validity and effectiveness of that Agreement.

         Section 13.3. Representations and Warranties. Seller and Purchaser hereby agree that statements made in the Schedules attached hereto and the certificates delivered in connection herewith shall be representations and warranties for purposes of this Agreement.


         Section 13.4. Further Assurances. From and after the Closing Date, upon the reasonable request of Purchaser from time to time, and at Purchaser's expense, Seller shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be reasonably necessary or desirable in the opinion of Purchaser to protect or defend the right, title or interest of Purchaser in and to the Purchased Assets.
From and after the Closing Date, upon the reasonable request of Seller or ASC from time to time, and at Seller's and ASC's expense, Purchaser shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be reasonably necessary or desirable in the opinion of Seller or ASC to confirm Purchaser's assumption of the Assumed Liabilities.

         Section 13.5. Purchase Price Allocation. The aggregate purchase price for the Purchased Assets paid by Purchaser in accordance with this Agreement will be allocated among the Purchased Assets by Purchaser and Seller in accordance with Section 1060 of the Code and the regulations thereunder. Purchaser and Seller covenant and agree that Purchaser and Seller shall each timely file (with the appropriate Internal Revenue Service) Form 8594 allocating the aggregate purchase price to Class III assets as set forth on such form. The covenants and agreements of Purchaser and Seller set forth in this Section shall survive the Closing and shall continue so long as Purchaser or Seller (as the case may be) is obligated under the Internal Revenue Code of 1986, as amended or the regulations or rulings promulgated thereunder, to file Form 8594, including any Supplemental Statement under Part IV of Form 8594. Purchaser and Seller will furnish each other with a copy of the purchase price allocation information they submit to the Internal Revenue Service, in connection with the filing of their fiscal 2001 federal income tax returns.


         Section 13.6. Amendment. This Agreement may not be amended except by written agreement of Seller and Purchaser.

         Section 13.7.  Governing Law; Severability.

         (a) This Agreement shall be construed in all respects in accordance with, and governed by, the internal laws (as opposed to conflicts of laws provisions) of Vermont. The parties agree that the state and federal courts located in Vermont shall have jurisdiction with respect to all matters arising under this Agreement and hereby submit to such jurisdiction and service of process under the jurisdiction of the courts of Vermont. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT

                  SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7(b).


         Section 13.8. Retention of Books and Records. Purchaser and Seller shall retain for a period of three (3) years from the Closing all of their books and records (including such records as may be stored in computer databases) relating to the Purchased Assets. During such three-year period, each party will make such books and records available to the other for purposes of inspection and copying, upon a proper purpose being stated. If any party requires the original of any document in possession of the other, such party shall provide the same, if available, subject to the providing party's right to inspect and copy it. Each party will have the right to destroy such books and records at any time after the end of such three-year period; provided, however, that it shall give written notice to the other party prior to the time it intends to destroy such books and records so that if the other party wishes to take possession of all or some part of such books and records it may do so, at its expense.


         Section 13.9. Waiver. The failure of Seller or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement or enforce any right thereunder, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.


         Section 13.10. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


         Section 13.11. Counterparts/Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
This Agreement and any Related Agreements may be executed via facsimile, with the delivery of facsimile signature deemed to be delivery of an original signature.

         Section 13.12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

         If to Purchaser:           Summit Ventures NE, Inc.
                                    1728 Sugarbush Access Road
                                    Warren, VT  05675
                                    Fax:  (802) 496-5455
                                    Attention:  Thomas McHugh

         with a copy to:            Gravel and Shea
                                    76 St. Paul Street, 7th Floor
                                    P.O. Box 369
                                    Burlington, VT  05402-0369
                                    Fax:  (802) 658-1456
                                    Attention:  Peter S. Erly, Esq.

         If to Seller:              Sugarbush Resort Holdings, Inc.
                                    P.O. Box 450
                                    Bethel, ME  04217
                                    Attention:  William Fair
                                    Fax:  (207) 824-5158

         with copies to:            American Skiing Company
                                    One Monument Way
                                    Portland, ME  04101
                                    Attention:  Foster A. Stewart, Jr., Esq.,
                                    General Counsel
                                    Fax:  (207) 791- 2607

                                    Pierce Atwood
                                    One Monument Square
                                    Portland, ME  04101
                                    Attention:  David J. Champoux, Esq.
                                    Fax:  (207) 791-1350

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         Section 13.13. Benefit. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties hereto. Upon prior written consent being obtained, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. On or prior to the First Closing, with the prior written consent of Seller, which consent shall not be unreasonably withheld, Purchaser may assign all of its rights and delegate all of its duties hereunder to a limited liability company or other entity formed by the Purchaser for that purpose; provided, however, that (i) such entity shall agree in writing to be bound by the terms and conditions of this Agreement and the Related Agreements executed and delivered in connection herewith, including without limitation the Escrow Agreement, and (ii) notwithstanding such assignment and delegation, Purchaser shall remain liable under this Agreement and the Related Agreements executed and delivered in connection herewith .

         Section 13.14. Expenses. All expenses incurred by, on behalf of, or for the benefit of Seller or Purchaser in connection with the closing of transactions contemplated hereby, including without limitation, engineering, legal, advisory, investment banking and accounting fees, shall be the responsibility of and for the account of the party or parties who ordered or for whose benefit the particular service or particular expense was incurred.


         Section 13.15. Public Announcement. The parties agree that promptly after the execution and delivery of this Agreement, the parties shall make a public announcement of the transactions contemplated hereby, in form and substance to be agreed upon.

         Section 13.16. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto or their permitted assigns.


         Section 13.17. Notices Under 32 V.S.A. 3260(a) and 21 V.S.A. 1322(b). Not later than ten (10) days prior to the Closing: (a) the Purchaser shall notify the Commissioner of the Vermont Department of Taxes of the proposed sale, all in accordance with 32 V.S.A. 3260(a); and (b) the Seller shall notify the Commissioner of the Vermont Department of Employment Security of the proposed sale, all in accordance with 21 V.S.A. 1322(b). The parties agree that a requirement of the Vermont Department of Taxes or the Vermont Department of Employment Security that a portion of the purchase price be held in escrow shall not excuse any party from the obligation to close the transactions which are the subject of this Agreement.

         Section 13.18. Entire Agreement; Interpretation. This Agreement and the Related Agreements executed and delivered in connection herewith constitute the entire agreement between Seller, ASC and Purchaser with respect to the transactions contemplated hereby, superseding all prior understandings and agreements among Seller, ASC and Purchaser with respect to the subject matter hereof. The headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or schedule, that reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. Neither party shall be deemed the drafter of this Agreement or any of the exhibits hereto, which Agreement and exhibits are the product of detailed, arms' length negotiations between the parties and their respective counsel.


         Section 13.19. Time of the Essence. Time shall be of the essence for all purposes under this Agreement.

         IN WITNESS WHEREOF, the parties, as evidenced by the signatures of their duly authorized agents, do hereby execute this Agreement as of the 7th day of September, 2001.

IN PRESENCE OF:                             SUGARBUSH RESORT HOLDINGS, INC.



/s/ Mark J. Miller                         By: /s/ William J. Fair
------------------------------------          ----------------------------------
Witness

                                            AMERICAN SKIING COMPANY



/s/ Mark J. Miller                             By: /s/ William J. Fair
------------------------------------          ----------------------------------
Witness

                                            SUMMIT VENTURES NE, INC.




/s/ illegible                              By: /s/ Thomas McHugh
------------------------------------          ----------------------------------
Witness